EXHIBIT 99.2

N E W S B U L L E T I N FROM:	RE:	15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FRB | WEBER SHANDWICK:
Keith Wall	Kim Forster	Linda Chien	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6547	(310) 407-6540

FOR IMMEDIATE RELEASE

September 25, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES SIZZLER

FRANCHISE DEVELOPMENT AGREEMENT FOR PUERTO RICO

SHERMAN OAKS, Calif.—September 25, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that its Sizzler USA division has signed a five-restaurant development agreement with Multisystems Restaurants, Inc., Sizzler’s existing franchisee in Puerto Rico. Under the terms of the agreement, Multisystems Restaurants will expand its operations to a total of 13 Sizzler restaurants during the next five years.

“The Sizzler brand is a key component of Worldwide Restaurant Concepts’ growth strategy. By investing in product development, marketing and our facilities, we’re positioning our existing restaurants for long-term growth. Another initiative is to expand our franchise operations in the United States and its territories, and Sizzler’s agreement with Multisystems Restaurants is an exciting step in this process,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts, Inc.

“Carlos Trigo, President of Multisystems Restaurants, has done a fantastic job of operating his existing restaurants in Puerto Rico and we’re excited that he’ll be expanding his relationship with Sizzler,” commented Ken Cole, President and CEO of Sizzler USA. “Expansion of our franchise operations is a key element of our growth strategy and we’re very encouraged by the progress we’ve made this year,” concluded Mr. Cole. Since January 2003, Sizzler USA has entered into development agreements covering Northern California, Las Vegas and Puerto Rico, which combined represent 20 new franchise Sizzler locations.

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FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 111 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’sSM restaurants. More information about Worldwide Restaurant Concepts can be found at www.wrconcepts.com.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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